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                                                                  Exhibit 10(ff)


                          ALEXANDER ENERGY CORPORATION

                               SEPARATION POLICY
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                          ALEXANDER ENERGY CORPORATION

                               SEPARATION POLICY

                               Table of Contents


ARTICLE I        ESTABLISHMENT OF POLICY  . . . . . . . . . . . . . . . .                      1

ARTICLE II       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .                      2

ARTICLE III      ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . .                      4

ARTICLE IV       SEPARATION BENEFITS  . . . . . . . . . . . . . . . . . .                      4

ARTICLE V        PARTICIPATING EMPLOYERS  . . . . . . . . . . . . . . . .                      8

ARTICLE VI       SUCCESSOR TO COMPANY . . . . . . . . . . . . . . . . . .                      8

ARTICLE VII      DURATION, AMENDMENT AND TERMINATION  . . . . . . . . . .                      9

ARTICLE VIII     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .                      9

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                          ALEXANDER ENERGY CORPORATION

                               SEPARATION POLICY

         THE ALEXANDER ENERGY CORPORATION SEPARATION POLICY is hereby adopted by Alexander Energy Corporation, an Oklahoma corporation, to be effective the 8th day of December, 1994.

                              W I T N E S S E T H:


         WHEREAS, the Board of Directors of Alexander Energy Corporation recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change of Control of the Company;

         WHEREAS, due to this possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its shareholders;

         WHEREAS, the Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders;

         WHEREAS, The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control; and

         WHEREAS, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a change in control.

         THEREFORE, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

                                   ARTICLE I

                            ESTABLISHMENT OF POLICY

         As of the Effective Date, the Company hereby establishes a separation compensation policy known as the Alexander Energy Corporation Separation Policy as set forth in this document.
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                                   ARTICLE II

                                  DEFINITIONS

         As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

         (a) Base Salary. The amount a Participant is entitled to receive as wages or salary on a monthly basis, excluding all bonus, overtime and incentive compensation, payable by an Employer as consideration for the Participant's services, as determined on the date immediately preceding termination of employment, except that in the case of a termination of employment described in Section 4.2(a)(ii) of this Policy, Base Salary shall be determined as of the date immediately before the reduction (i) in compensation which gave rise to the Participant's right to terminate his employment and collect Separation Benefits, (ii) for any deferrals of compensation made pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") and (iii) for withholding for income or employment taxes.

         (b)     Board. The Board of Directors of Alexander Energy Corporation.

         (c)     Change of Control. "Change of Control" shall mean:

                 (i) The acquisition in a transaction or a series of transactions by any person, entity or "group," within the meaning of Section 13
(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, any employee benefit plan of the Company or its subsidiaries) which acquires beneficial ownership of voting securities of the Company with the approval of a majority of the Incumbent Board (as defined below) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities; provided, however, that any acquisition of beneficial ownership of common stock or voting securities of the Company which would otherwise come within this Section (c) shall not be deemed to be a change of control if a majority of the Incumbent Board determines (either before or within 20 business days after such acquisition) that such acquisition has not caused a "change of control" 'to occur; provided further, if acquisition of securities as described in this Section (c) is 40% or more, such acquisition shall be deemed to be a "change of control" and the Board shall have no right to make a determination that a "change of control" has not occurred.




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                 (ii)     Individuals who, as of the date hereof, constitute
the Board of Directors of the Company (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, appointment, or nomination for election by the Company's shareholders, was approved by a vote of a majority of the directors comprising the Incumbent Board (other than an election, appointment or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                 (iii) Approval by the stockholders of the Company of a reorganization, share exchange, merger or consolidation, in each case, with respect to which the stockholders of the Company do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

         (d) Code. The Internal Revenue Code of 1986, as amended from time to time.

         (e)     Committee. The Compensation Committee of the Board.

         (f) Company. Alexander Energy Corporation and any successor thereto.

         (g) Effective Date. With respect to an Employer and its Employees, the date the Policy is approved by the Board of Directors of that Employer, or such other date as the Board shall designate in its resolution approving the Policy.

         (h)     Employee. Any employee of an Employer.

         (i) Employer. The Company or a Subsidiary of the Company which has adopted the Policy pursuant to Article V hereof.

         (j) Participant. An Employee who meets the eligibility requirements of Section 3.1.

         (k)     Policy. Alexander Energy Corporation Separation Policy.

         (l)     Separation Benefit. The benefit payable in accordance with
Section 4.3 of the Policy.




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         (m)     Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

         (n) Successor. Another corporation or unincorporated entity or group of corporations or unincorporated entities which acquires all or substantially all of the assets or the stock of the Company.

         (o) Year of Service. A 12-month continuous period of employment by an Employee with an Employer or Employers.

                                  ARTICLE III

                                  ELIGIBILITY

         3.1 Participation. Each Employee who has been designated by the Committee as a Participant under the Policy as of the Effective Date, or his date of hire by an Employer, whichever occurs later. The initial Participants in the Policy are listed on Exhibit "A" attached hereto. An Employee once designated as a Participant may be excluded from the Policy by action of the Committee at any time prior to the occurrence of a Change of Control provided that such exclusion is not in connection or in anticipation of a Change of Control.

         3.2 Duration of Participation. A Participant shall cease to be a Participant in the Policy when he ceases to be an Employee of an Employer, unless such Participant is then entitled to payment of Separation Benefit as provided in the Policy. A Participant entitled to payment of a Separation Benefit shall remain a Participant in the Policy until the full amount of the Separation Benefit has been paid to the Participant.

                                   ARTICLE IV

                              SEPARATION BENEFITS

         4.1 Right to Separation Benefit. A Participant shall be entitled to receive from his Employer a Separation Benefit in the amount provided in
Section 4.3 if a Change of Control has occurred and if, within two years thereafter, the Participant's employment by an Employer shall terminate for any reason specified in Section 4.2 (a), whether the termination is voluntary or involuntary. Anything herein to the contrary notwithstanding, with respect to any Participant, no Separation Benefits shall be payable to any such Participant hereunder if the Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which such Participant has a 5% or more direct or indirect equity interest; provided, however, that the limitation contained in this sentence shall not apply to any 5% or more direct or indirect




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equity interest in a corporation or other entity (a) which equity interest is part of a class of equity interests which are publicly traded on any securities exchange or other market system, (b) received by the Participant, without the Participant's concurrence or consent, as a result of a purchase or other acquisition of the Company by such corporation or other entity, or (c) received by the Participant, without the Participant's concurrence or consent, in connection with a purchase or other acquisition of the Company by such corporation or other entity in respect of any stock options or performance awards granted to the Participant by the Company.

         4.2     Termination of Employment.

                 (a) Terminations Which Give Rise to Separation Benefits Under This Policy.

                          (i)     Subject to the limitations set forth in
Section 4.2(b) below, a termination of employment with an Employer by action of the Employer within two years after a Change of Control (excluding any transfer to another Employer) shall entitle a Participant to a Separation Benefit in accordance with Section 4.3.

                          (ii)    If within two years after a Change of
Control, a Participant's salary, as in effect on the Effective Date or as such salary may be changed from time to time, is reduced below the amount in effect immediately prior to the Change of Control, a Participant may terminate his employment within 60 days of the occurrence of such reduction and be entitled to the Separation Benefits set forth in Section 4.3.

                          (iii)   If within two years after a Change of Control
a Participant's duties and responsibilities are materially and adversely diminished without his consent, he may terminate his employment within 60 days of the occurrence of such reduction and be entitled to the Separation Benefits set forth in Section 4.3.

                          (iv)    If within two years after a Change of Control
the Company requires the Participant to be based at any office or location other than that at which the Participant is based immediately prior to the Change of Control which is greater than 25 miles from such office or location, except travel reasonably required in the performance of the Participant's duties.

                 (b) Terminations Which Do Not Give Rise to Separation Benefits Under This Policy. If a Participant's employment is terminated after a Change of Control due to disability, retirement, good cause, sale of business, or voluntary termination (as those terms are defined below), the Participant shall not be entitled to Separation Benefits under the Policy, regardless of the occurrence of a Change of Control.




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                          (i)     A termination for disability shall have
occurred where a. Participant is terminated because illness or injury has prevented him from performing his duties (as they existed immediately prior to the illness or injury) on a full time basis for 180 consecutive business days.

                          (ii)    A termination by retirement shall have
occurred where a Participant's termination is due to his retirement under the qualified pension plan of the Employer on or after the date the Participant attains age 62.

                          (iii)   A termination for "good cause" shall have
occurred where a Participant is terminated because of an act or acts of dishonesty, moral turpitude or willful misconduct intended to result in substantial personal enrichment at the expense of the Company or any of its Subsidiaries or which have a material adverse effect on the business or reputation of the Company or any of Subsidiaries.

                          (iv)    A termination due to sale of business shall
have occurred within two years of a Change of Control where an Employer has sold a Subsidiary, branch or other business unit in which the Participant was employed before such sale, and the Participant has been offered employment with the purchaser of such unit on substantially the same terms and conditions under which he worked for the Employer. Such terms and conditions shall include an agreement or plan binding on such purchaser, providing that upon a termination of employment with the purchaser of the kind described in Section 4.2 (a) of this Policy, within two years of the Change of Control of the Company, the purchaser will pay to each such former Participant an amount equal to the Separation Benefit that such former Participant would have received under the Policy had he been a Participant at the time of such termination. For purposes of this Section, the purchaser's plan or agreement must treat service with the Employer and the purchaser as continuous service for purposes of calculating separation benefits.

                          (v)     A voluntary termination by the Participant
other than if such termination results from the occurrence of one of the events specified in Section 4.2(a), above.

         4.3 Separation Benefits. If a Participant's employment is terminated in circumstances entitling him to a Separation Benefit as provided in Section 4.2(a), the. Participant's Employer shall pay such Participant, within 3 0 days of the date such termination takes effect (the "Date of Termination"), a Separation Benefit equal to the Participant's Base Salary multiplied by the number of full or partial Years of Service earned by the Participant as of the Date of Termination (but not to exceed 12 years of Service. Periods of employment which are less than a full Year of Service will be prorated for purposes of calculating a Participant's Separation Benefit. Provided, in no event will a Partici-




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pant's Separation Benefit be less than six-months of such Participant's Base
Salary.

         4.4     Other Benefits payable. The Separation Benefit described in
Section 4.3 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant following termination, including but not limited to accrued vacation or sick pay, amounts or benefits pay able under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

         4.5     Certain Reduction of Payments by the Company.

                 (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of an Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Policy (such payments or distributions pursuant to this Policy are hereinafter referred to as "Policy Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Policy Payments without causing any Payment to be nondeductible by the Company because of
Section 280G of the Code. For purposes of this Section 4.5, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                 (b)      All determinations required to be made under this
Section 4.5 shall be made by Ernst & Young (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the Date of Termination or such earlier time as is requested by the Company and an opinion to the Employee that he has substantial authority not to report any Excise Tax on his Federal income tax return with respect to any Policy Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee. Within five business days of the determination by the Accounting Firm as to the Reduced Amount, the Company shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee under this Policy.

                 (c)      As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Policy Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Policy Payments




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which will not have been made by the Company could have been made
("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Employee shall be treated for all purposes as a loan ab initio to the Employee which the Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and
Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

         4.6 Payment Obligations Absolute. Upon a Change of Control, subject to Section 4.5, an Employer's obligations to pay the Separation Benefits described in Section 4.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Policy, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

                                   ARTICLE V

                            PARTICIPATING EMPLOYERS

         Upon approval by the Board, this Policy may be adopted by any Subsidiary of the Company. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Policy shall be fully applicable to the Employees of that Subsidiary.

                                   ARTICLE VI

                              SUCCESSOR TO COMPANY

         This Policy shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the




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same manner and to the same extent that the Company would be obligated under this Policy if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by this Policy, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Policy, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Policy, shall mean the Company as hereinbefore defined and any Successor or assignee to the business or assets which by reason hereof becomes bound by this Policy.

                                  ARTICLE VII

                       DURATION, AMENDMENT AND TERMINATION

         7.1 Duration. If a Change of Control has not occurred, this Policy shall expire five years from the Effective Date designated by the Board, unless sooner terminated as provided in Section 7.2, or unless extended for an additional period or periods by resolution adopted by the Board at any time during the fifth year of the Policy. If a Change of Control occurs, this Policy shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to Separation Benefits hereunder shall have received such payments in full.

         7.2 Amendment and Termination. The Policy may be terminated or amended in any respect by resolution adopted by a majority of the Incumbent Board, unless a Change of Control has previously occurred. Furthermore, this Policy may not be amended in connection with or under circumstances likely to result in a Change of Control. If a Change of Control occurs, the Policy shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

         7.3 Form of Amendment. The form of any amendment or termination of the Policy shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Incumbent Board (as defined under "Change of Control" ). An amendment of the Policy shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Policy shall automatically effect a termination of all Participants' rights and benefits hereunder.




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                                  ARTICLE VIII

                                 MISCELLANEOUS

         8.1 Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Policy, the Employer will, if the Participant prevails in such action to any extent, pay for all actual legal fees and expenses incurred by such Participant.

         8.2 Employment status. This Policy does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies or its Subsidiaries' regarding termination of employment.

         8.3 Validity and Severability. The invalidity or unenforceability of any provision of the Policy shall not affect the validity or enforceability of any other provision of the Policy, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.4 Governing Law. The validity, interpretation, construction and performance of the Policy shall in all respects be governed by the laws of the State of Oklahoma.

         8.5 Administration and Claims. The Policy shall be administered by the Committee. Consistent with the requirements of the Employee Retirement Income Security Act of 1974 and the regulations thereunder of the Department of Labor, the Committee shall provide adequate written notice to any Participant whose claim for Separation Benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim. The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder as it determines in its sole and absolute discretion, including, but not by way of limitation, the following:

                 (a) to construe and interpret the Policy and resolve any ambiguities with respect to any of the terms and provisions thereof as written and as applied to the operation of the Policy; and

                 (b) to decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder.




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         8.6     Policy in Lieu of All Others. This Policy is in lieu of and supersedes any other plan, policy, program or arrangement to pay separation, termination or severance benefits to any Participant.

         8.7 Article and Section Titles and Headings. The titles and headings at the beginning of each Article and Section shall not be considered in construing the meaning of any provision in this Policy.

         DATED the day and year first above written.





                                             ALEXANDER ENERGY CORPORATION,
                                             an Oklahoma corporation
ATTEST:
/s/ SUE BARNARD                              By /s/ BOB G. ALEXANDER
         Secretary                              Bob G. Alexander, President
                                                and Chief Executive Officer




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                                  EXHIBIT "A"